UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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ConnectOne Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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301 Sylvan Avenue
Englewood Cliffs, New Jersey 07632

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 19, 2016

NOTICE IS HEREBY GIVEN that the Annual Meeting (the “Annual Meeting”) of ConnectOne Bancorp, Inc. (the “Company”), the holding company for ConnectOne Bank (the “Bank”), will be held at 145 Dean Dr., Tenafly, NJ 07670 on May 19, 2016 at 8:15 a.m. for the purpose of considering and voting upon the following matters, all of which are more completely set forth in the accompanying Proxy Statement:

1.	The election of eleven (11) directors of the Company to serve for the terms described in the proxy statement or until their successors are elected and shall qualify;

2.	To vote upon a non-binding resolution approving the compensation of the Company’s executive officers;

3.	To ratify the appointment of Crowe Horwath LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2016; and

4.	Such other business as shall properly come before the Annual Meeting.

Only holders of record of shares of the Company’s common stock (the “Common Stock”) at the close of business on April 13, 2016 will be entitled to vote at the Annual Meeting.

You are requested to fill in, sign, date and return the enclosed proxy promptly, regardless of whether you expect to attend the Annual Meeting. A postage-paid return envelope is enclosed for your convenience.

If you are present at the Annual Meeting, you may vote in person even if you have already returned your proxy.

Very truly yours,

Frank Sorrentino III
Chairman of the Board of Directors

Englewood Cliffs, New Jersey
April 26, 2016

IMPORTANT-PLEASE MAIL YOUR PROXY PROMPTLY

You are urged to sign and return the enclosed Proxy promptly in the envelope provided so that there may be sufficient representation at the Annual Meeting.

Important notice regarding the availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 19, 2016. Our Proxy Statement and Annual Report to Shareholders are also available online at www.proxyvote.com.

CONNECTONE BANCORP, INC. PROXY STATEMENT FOR ANNUAL MEETING OF
SHAREHOLDERS TO BE HELD ON MAY 19, 2016

This Proxy Statement is being furnished to shareholders of ConnectOne Bancorp, Inc. (the “Company”) in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders to be held at 145 Dean Dr., Tenafly, NJ 07670, at 8:15 a.m.

About the Annual Meeting

Why have I received these materials?

The accompanying proxy, being mailed on or about April 26, 2016 to holders of the Common Stock, is solicited by the Board of Directors of ConnectOne Bancorp, Inc. (referred to throughout this Proxy Statement as the “Company” or “we”), the holding company for ConnectOne Bank, in connection with our Annual Meeting that will take place at 145 Dean Dr., Tenafly, NJ 07670 on May 19, 2016. You are cordially invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

Who is entitled to vote at the Annual Meeting?

Holders of Common Stock as of the close of business on April 13, 2016, will be entitled to vote at the Annual Meeting. On April 13, 2016, there were outstanding and entitled to vote 30,160,530 shares of Common Stock, each of which is entitled to one vote with respect to each matter to be voted on at the Annual Meeting.

How do I vote my shares at the Annual Meeting?

If you are a “record” shareholder of Common Stock (that is, if you hold Common Stock in your own name as of April 13, 2016 on the Company’s stock records maintained by our transfer agent, Broadridge Financial Solutions, Inc., you may vote by proxy or in person at the Annual Meeting. To vote by proxy, you may use one of the following methods:

●	Telephone voting, by dialing the toll-free number and following the instructions on your proxy card.
●	Internet voting, by accessing the Internet at the web address stated on the proxy card and following the instructions.
●	Mail, by completing and returning the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

Can I change my vote after I return my proxy card?

Any shareholder of record has the power to revoke his or her proxy at any time before it is voted. You may revoke your proxy before it is voted at the Annual Meeting by:

●	voting again by telephone or the Internet, or completing a new proxy card with a later date – your latest vote will be counted;
●	filing with the Secretary of the Company written notice of such revocation; or
●	appearing at the annual meeting and giving the Secretary written notice of your intention to vote in person.

What constitutes a quorum for purposes of the Annual Meeting?

The presence at the Annual Meeting in person or by proxy of the holders of a majority of the voting power of all outstanding shares of Common Stock entitled to vote shall constitute a quorum for the transaction of business. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

Why is it important to vote my shares?

If we do not have a quorum present at the Annual Meeting, we will need to adjourn the meeting to solicit additional proxies. This will cause additional expense and delay for the Company.

What vote is required to approve each item?

The election of directors at the Annual Meeting requires the affirmative vote of a plurality of the votes cast at the Annual Meeting by shares represented in person or by proxy and entitled to vote for the election of directors. The non-binding resolution with respect to executive compensation and the ratification of the appointment of the independent registered public accountants requires the affirmative vote of a majority of the votes cast at the Annual Meeting by shares represented in person or by proxy.

Summary of the Proposals

How does the Board recommend that I vote my shares?

Unless you give other instructions on your proxy card, the persons named as proxies on the card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth together with the description of each item in this Proxy Statement. In summary, the Board recommends a vote:

●	FOR the directors’ nominees to the Board of Directors;
●	FOR approval of the non-binding resolution with respect to executive compensation; and
●	FOR ratification of the appointment of Crowe Horwath LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2016.

With respect to any other matters that properly come before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion in the best interests of the Company. At the date this Proxy Statement went to press, the Board of Directors had no knowledge of any business other than that described in this proxy statement that would be presented for consideration at the Annual Meeting.

Who will bear the expense of soliciting proxies?

The Company will bear the cost of soliciting proxies. In addition to the solicitation by mail, proxies may be solicited personally or by telephone, facsimile or electronic transmission by our employees. In addition, we have retained Laurel Hill Advisory Group, LLC at an estimated cost of $6,500 plus reimbursement of out of pocket expenses, including per call fees for each call made, to assist in the solicitation of proxies. We also has agreed to indemnify Laurel Hill Advisory Group against certain liabilities in connection with this proxy solicitation.

PROPOSAL 1 - ELECTION OF DIRECTORS

The Certificate and By-Laws of the Company provide that the number of Directors shall not be less than five (5) or more than twenty-five (25) and permit the exact number to be determined from time to time by the Board of Directors.

On January 22, 2016, Raymond J. Vanaria, a director of the Registrant and the Bank, resigned from the Board of Directors of both the Registrant and the Bank. The Board of Directors, through its Nominating and Corporate Governance Committee (the “NCG”), is currently conducting a search to appoint a successor to Mr. Vanaria. In particular, the criteria being considered by the NCG with respect to Mr. Vanaria’s successor include: (i) the ability to serve on the audit committee; (ii) qualification as an “audit committee financial expert”; and (iii) certain other qualifications routinely considered by the NGC when recommending new members of the Board of Directors, including diversity considerations.

In light of the foregoing, for 2016, there are eleven (11) nominees for Director. There are no arrangements or understanding between any director, or nominee for directorship, pursuant to which such director or nominee was selected as a director or nominee.

The Board of Directors of the Company has nominated for election to the Board of Directors the persons named below, each of whom currently serves as a member of the Board. If elected, each will serve until the 2017 Annual Meeting of Shareholders, and until his replacement has been duly elected and qualified. The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve if elected.

The following table sets forth the names, ages, principal occupations, and business experience for all nominees, as well as their prior service on the Board, if any. Unless otherwise indicated, principal occupations shown for each Director have extended for five or more years.

NOMINEES FOR ELECTION

Name and Position with Company	Age	Principal Occupation for Past Five Years	Term of Office Since (1) - Expires
Frank Sorrentino III, Chairman of the Board and CEO	54	Chairman of the Board & Chief Executive Officer of the Company and the Bank; formerly Chairman of the Board and Chief Executive Officer of Legacy ConnectOne	2014 – 2016

Frank W. Baier, Director	50	Executive Vice President and Chief Financial Officer of Continental Grain Company, a diversified operating and investment company. Previously, from July 2011 through September 2012, Executive Vice President and Chief Financial Officer of Legacy ConnectOne and the Bank. Partner at Columbia Financial Partners LP, from May 2010 until June 2011.	2014 – 2016

Alexander A. Bol, Director	69	Owner, Alexander A. Bol A.I.A. (architectural firm); Former Chairman of the Board of The Registrant and Union Center National Bank (2001-2014)	2015 – 2016

Stephen T. Boswell, Director	62	President & Chief Executive Officer of Boswell Engineering	2014 – 2016

Name and Position with Company	Age	Principal Occupation for Past Five Years	Term of Office Since (1) - Expires
Frederick Fish, Director	71	Managing Member, The Real Estate Equity Company, known as “Treeco” (partnership which develops, manages and has financial interests in 1.5 million square feet of retail shopping centers in NJ, NY, PA and MA); Director and Founding Member of American Spraytech (a contract filling and manufacturing company); General Partner of F.S. Fish Investment Company (private investment company)	2012 – 2016

Frank Huttle III, Director	61	Executive Vice President and General Counsel Hudson Media Inc.; formerly Of Counsel to the firm of DeCotiis, Fitzpatrick & Cole, LLP	2014 – 2016

Michael Kempner, Director	58	President & Chief Executive Officer, MWW Group, Inc.	2014 – 2016

Nicholas Minoia, Director	60	Managing Partner of Diversified Properties and Diversified Realty Advisors, both full service real estate development companies specializing in the development, construction and management of multifamily communities.	2009 – 2016

Joseph Parisi, Jr., Director	56	Chairman of the Board and CEO of Otterstedt Insurance Agency; Former Mayor, Borough of Englewood Cliffs (November 2005 until January 2016)	2014 – 2016

Harold Schechter, Director	71	Self Employed Financial Consultant (November 2010-Present); Chief Financial Officer, Global Design Concepts, Inc. (importer and distributor of accessories and handbags) (2005-November 2010)	2007 – 2016

William A. Thompson, Director	58	Managing Director, Spencer Pierce Capital LLC (investment bank) (2015 – present); General Manager, Uniselect USA (auto parts distributor) (2007-2015); Vice President of Thompson & Co. (auto parts distributor) (prior years)	1994 – 2016
____________________

(1)

On July 1, 2014, the Company announced the completion of a merger (the “Merger”), under which the Company merged with the former ConnectOne Bancorp, Inc. (hereinafter referred to as “Legacy ConnectOne”). Simultaneously, Union Center National Bank (“UCNB”), the Company’s then wholly owned subsidiary, merged with and into ConnectOne Bank, Legacy ConnectOne’s then wholly owned subsidiary, with ConnectOne Bank as the surviving institution. In connection with the closing of the Merger, the Company changed its name to ConnectOne Bancorp, Inc., and the Board of Directors and senior management of the Company were restructured. The years of services of each director set forth above does not include prior service on the Board of Directors of Legacy ConnectOne or the Bank.

No Director of the Company is also currently a director of a company having a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Bank Act of 1940. However, Frank Baier was a director of Doral Financial Corporation from 2007 until 2011, and Michael Kempner served as a director of Lighting Science Group Corporation from January 2010 until May 2012.

The Company encourages all directors to attend the Company’s annual meeting. Each then current member of the Company’s Board of Directors attended the Company’s 2015 Annual Meeting of Shareholders

Required Vote

DIRECTORS WILL BE ELECTED BY A PLURALITY OF THE VOTES CAST AT THE ANNUAL MEETING WHETHER IN PERSON OR BY PROXY.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE NOMINEES SET FORTH ABOVE.

INFORMATION ABOUT THE BOARD OF DIRECTORS

Frank Sorrentino III, Chairman of the Board and Chief Executive Officer, 54: Mr. Sorrentino became Chairman and Chief Executive Officer of the Company commencing as of the closing of the Merger with Legacy ConnectOne Bancorp on July 1, 2014. Prior to this, Mr. Sorrentino served as Chairman and Chief Executive Officer of Legacy ConnectOne and the Bank. Prior to becoming an officer of Legacy ConnectOne and the Bank, Mr. Sorrentino was a founder of the Bank and a builder and construction manager in Bergen County. Through his business contacts in our market, Mr. Sorrentino has been able to bring customers and investors to the Company, and his real estate experience in our market is of great value to the Board. In addition, as the Company’s senior executive officer, his insight on the Company’s operations is invaluable to the Board.

Stephen T. Boswell, Lead Independent Director, 62: Mr. Boswell was a founding organizer of the Bank. His firm, Boswell Engineering, Inc., for which he has served as President and Chief Executive Officer since 1990, is involved in many projects in our market. Through his business activities, Mr. Boswell has a strong sense of business conditions in our market that is invaluable to the Board.

Frank W. Baier, Director, 50: Mr. Baier currently serves as Executive Vice President and Chief Financial Officer of Continental Grain Company, a diversified operating and investment company. Mr. Baier has an extensive background in finance, including service as Executive Vice President and Chief Financial Officer of Independence Community Bank Corp. from June 2001 until September 2005, Chief Financial Officer and Chief Accounting Officer of Securities Industry and Financial Markets Association from June until September of 2008, Special Advisor to Washington Mutual from September 2008 until October 2008, Chief Financial Officer of Capital Access Network, Inc. from February 2009 until February 2010, and a Partner at Columbia Financial Partners LP, from May 2010 until June 2011. Mr. Baier also served as Legacy ConnectOne’s Executive Vice President and Chief Financial Officer from July 2011 through September 2012. Mr. Baier’s extensive background and understanding of finance proves invaluable to the Board.

Alexander A. Bol, Director, 69: Mr. Bol founded Bol Architecture in 1974, and currently serves as a Principal of that firm. Mr. Bol is a member of the American Institute of Architects and the New Jersey Society of Architects and is certified by the National Council of Architectural Registration Boards. Mr. Bol is a New Jersey licensed Professional Planner and a registered Architect in the states of New Jersey, Massachusetts, New York, and Pennsylvania. Mr. Bol served as chairman of Company from 2011 until June 30, 2014. The leadership Mr. Bol has provided to the Company and Union Center National Bank prior to the consummation of the Merger, together with his knowledge of the banking industry and his stature in the community led the board to conclude that Mr. Bol should serve as a director of the Company.

Frederick Fish, Director, 71: Mr. Fish was appointed as a director of the Company and Union Center National Bank on March 30, 2012. Mr. Fish’s extensive knowledge of, and experience in, the real estate industry, his familiarity with complex financial transactions and his significant involvement with various charitable endeavors, led the Board to conclude that Mr. Fish should serve as a director.

Frank Huttle III, Director, 61: Mr. Huttle was a founding organizer of the Bank. He has over 30 years of experience in the insurance, mortgage banking and real estate industries formerly as a practicing attorney and partner at DeCotiis, Fitzpatrick and Cole, prior to taking his current position, and as a certified public accountant and Partner at Touche Ross & Co. Mr. Huttle has served as Executive Vice President and General Counsel to Hudson Media, Inc., a diversified magazine service and holding company since February, 2010. His experience as a transactional attorney and as a businessman in our market allows him to provide unique insight to the Board on a variety of matters, including current business conditions impacting our customers. Mr. Huttle also currently serves as the mayor of the Borough of Englewood, New Jersey.

Michael Kempner, Director, 58: Mr. Kempner was a founding organizer of the Bank. He has over 30 years of public relations and media experience and has served as President and Chief Executive Officer for MWW Group, Inc since 1985. His experience as the head of a locally based media company has proved invaluable to the Board.

Nicholas Minoia, Director, 60: Mr. Minoia’s experience as a principal of a full-service real estate group and his knowledge about the real estate market led the Board to conclude that Mr. Minoia should serve as a director.

Joseph Parisi, Jr., Director, 56: Mr. Parisi was a founding organizer of the Bank. Mr. Parisi has served as President and Chief Executive Officer of Otterstedt Insurance Agency since 1979. He also served as Mayor for the Borough of Englewood Cliffs, New Jersey, from November 2005 to January 2016. His experience in the insurance industry and as the former Mayor of a town in our market allow him to provide valuable insight to the Board on conditions affecting our customers.

Harold Schechter, Director, 71: Mr. Schechter’s financial acumen and experience as a chief financial officer of an import and distribution business, and his ability to understand complex financial matters, led the Board to conclude that Mr. Schechter should serve as a director.

William A. Thompson, Director, 58: Mr. Thompson’s management and business experience led the Board to conclude that Mr. Thompson should serve as a director.

Diversity Statement

Although we have not adopted a formal policy on diversity, the Board considers diversity when selecting candidates for board service. When the Board determines there is a need to fill a director position, we begin to identify qualified individuals for consideration. We seek individuals that possess skill sets that a prospective director will be required to draw upon in order to contribute to the Board, including professional experience, education, and local knowledge. While education and skills are important factors, we also consider how candidates will contribute to the overall balance of the Board, so that we will benefit from directors with different perspectives, varying view points and wide-ranging backgrounds and experiences. We view and define diversity in its broadest sense, which includes gender, ethnicity, education, experience and leadership qualities.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND MANAGEMENT

Security Ownership of Management

The following table sets forth information as of April 13, 2016 regarding the number of equity securities beneficially owned by all Directors, executive officers described in the compensation table, and by all Directors and executive officers as a group. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of the nominee living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the Director or executive officer can vest title in himself at once or within sixty (60) days. Beneficially owned shares also include shares over which the named person has sole or shared voting or investment power, shares owned by corporations controlled by the named person, and shares owned by a partnership in which the named person is a partner.

			Percentage of
			Common Stock
Name	Common Stock		Beneficially Owned
Directors:
Frank Sorrentino III	705,174	(1)	2.32%
Frank W. Baier	65,730	(2)	0.22%
Alexander A. Bol	153,786	(3)	0.51%
Stephen T. Boswell	301,002	(4)	1.00%
Frederick Fish	40,336	(5)	0.13%
Frank Huttle III	248,987	(6)	0.82%
Michael Kempner	406,908	(7)	1.35%
Nicholas Minoia	35,749	(8)	0.12%
Joseph Parisi Jr.	257,427	(9)	0.85%
Harold Schechter	29,174	(10)	0.10%
William A. Thompson	107,456	(11)	0.36%
Executive Officers Who Are Not Directors
William S. Burns	52,691	(12)	0.17%
Laura Criscione	78,617	(13)	0.26%
Elizabeth Magennis	55,703	(14)	0.18%
Michael McGrover	2,308	(15)	0.01%
As a Group (15 persons)	2,545,868	(16)	8.30%

5% Shareholders:
Wellington Management Group LLP	1,568,956	(17)	5.22%
FMR LLC	2,646,552	(18)	8.80%
____________________

(1)	Includes (i) 46,925 shares held in the name of Morgan Stanley f/b/o Frank Sorrentino III, IRA, (ii) 170,872 shares purchasable upon the exercise of stock options and (iii) 52,677 shares of restricted stock subject to forfeiture.

(2)	Includes 1,763 shares of restricted stock subject to forfeiture.

(3)	Includes (i) 2,842 shares held by his spouse, and (ii) 24,311 shares purchasable upon the exercise of stock options (iii) 1,763 shares of restricted stock subject to forfeiture.

(4)	Includes (i) 36,102 shares purchasable upon the exercise of stock options and (ii) 1,763 shares of restricted stock subject to forfeiture.

(5)	Includes (i) 3,473 shares purchasable upon the exercise of stock options, and (ii) 1,753 shares of restricted stock subject to forfeiture

(6)	Includes (i) 37,666 shares held in the name of Morgan Stanley f/b/o Frank Huttle III, IRA, (ii) 8,775 shares held by Mr. Huttle and his wife in a joint tenancy, (iii) 6,500 shares held as trustee of the Francesca Huttle 2004 Family Trust, (iv) 6,500 shares held as trustee of the Alexandra Huttle 2004 Family Trust, (v) 13,080 shares held in the name of Mr. Huttle’s spouse, (vi) 6,500 shares held by an LLC in which spouse is a member, (vii) 27,845 shares purchasable upon the exercise of stock options and (viii) 1,753 shares of restricted stock subject to forfeiture.

(7)	Includes (i) 38,309 shares purchasable upon the exercise of stock options and (ii) 1,753 shares of restricted stock subject to forfeiture.

(8)	Includes (i) 1,056 shares owned jointly with Mr. Minoia’s spouse, (ii) 13,892 shares purchasable upon the exercise of stock options and (iii) 1,753 shares of restricted stock subject to forfeiture.

(9)	Includes (i) 8,666 shares held in the name of Hudson Real Estate Holding, LLC, of which Mr. Parisi is managing director and owner of one-third, (ii) 29,369 shares held in the name of Otterstedt Insurance Agency, of which Mr. Parisi is part owner, (iii) 6,040 shares held by Mr. Parisi as custodian for his children, (iv) 32,574 shares purchasable upon the exercise of stock options and (vi) 1,753 shares of restricted stock subject to forfeiture.

(10)	Includes (i) 3,997 shares owned jointly with Mr. Schechter’s spouse, (ii) 17,365 shares purchasable upon the exercise of stock options and (iii) 1,352 shares of restricted stock subject to forfeiture.

(11)	Includes (i) 13,579 shares held by Mr. Thompson’s spouse and children, (ii) 17,365 shares purchasable upon the exercise of stock options and (iii) 1,753 shares of restricted stock subject to forfeiture.

(12)	Includes 17,479 shares of restricted stock subject to forfeiture.

(13)	Includes (i) 780 shares held for her daughter, (ii) 31,858 shares purchasable upon the exercise of stock options, and (iii) 5,457 shares of restricted stock subject to forfeiture.

(14)	Includes (i) 12,862 shares purchasable upon the exercise of stock options and (ii) 11,127 shares of restricted stock subject to forfeiture.

(15)	Includes 1,358 shares of restricted stock subject to forfeiture.

(16)	Includes 436,089 shares purchasable upon the exercise of stock options and 85,610 shares of restricted stock subject to forfeiture.

(17)	All information regarding the number of shares beneficially owned and the percent of ownership by Wellington Management Group LLP, was obtained from the 13G filed with the U.S. Securities and Exchange Commission on February 11, 2016. The address of Wellington management Group LLP is 280 Congress Street, Boston, Massachusetts 02210.

(18)	All information regarding the number of shares beneficially owned and the percent of ownership by FMR LLC, was obtained from the 13G filed with the U.S. Securities and Exchange Commission on February 12, 2016. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

There are no shareholders other than those set forth above who are known to the Company to beneficially own 5% or more of the Common Stock of the Company.

Board of Directors; Independence; Committees

The Board of Directors held a total of thirteen (13) meetings in the year ended December 31, 2015. The Company’s policy is that all Directors make every effort to attend each meeting. For the year ended December 31, 2015, each of the Company’s Directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and Board committees on which the respective Directors served.

A majority of the Board consists of individuals who are “independent” under the Nasdaq listing standards. In making this determination with regard to Board member Michael Kempner, the Board considered the fact that the Company and the Bank have used Mr. Kempner’s firm, MWW Group, to provide advertising and public relations assistance and advice. The Board considered, among other factors, the fees paid to MWW Group as a percentage of the firm’s total revenue (less than 1%) and Mr. Kempner’s personal income and determined that the engagement of MWW Group did not interfere with Mr. Kempner’s exercise of independent judgment in carrying out the responsibilities of a director. In addition, the Board has considered the fact that (i) several directors, including Messrs. Boswell, Huttle, Kempner and Parisi, each own a direct or indirect interest in a limited liability company which acts as a landlord for two of the Bank’s branches, See – CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS. The Board has further considered the fact that (i) Director Minoia also owns an interest in an entity which owns the Bank’s Summit branch, and (ii) Director Fish owns an interest in an entity which owns the Bank’s Englewood branch. The Board has concluded that based on each director’s respective interest in the rental payments compared to their overall net worth and cash, membership in such limited liability company does not interfere with their exercise of independent judgment in carrying out the responsibilities of a director. Mr. Sorrentino, who serves as the Chairman and Chief Executive Officer is not independent. Shareholders wishing to communicate directly with the independent members of the Board of Directors may send correspondence to ConnectOne Bancorp, Inc., attn.: Stephen Boswell, Lead Independent Director, 301 Sylvan Avenue, Englewood Cliffs, New Jersey 07632.

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Conduct governing our Chief Executive Officer and senior financial officers, as required by the Sarbanes-Oxley Act and SEC regulations, as well as the Board of Directors and other senior members of management. Our Code of Conduct governs such matters as conflicts of interest, use of corporate opportunity, confidentiality, compliance with law and the like. Our Code of Conduct is available on our website at www.connectonebank.com.

Committees

Committees of Our Board of Directors

Audit Committee

We maintain an Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee is responsible for the selection of the independent registered public accounting firm for the annual audit and to establish, and oversee the adherence to, a system of internal controls. The Audit Committee reviews and accepts the reports of our independent auditors and regulatory examiners. The Audit Committee arranges for an annual audit through its registered independent public accounting firm, evaluates and implements the recommendations of the auditors as well as interim audits performed by our outsourced internal auditors, receives all reports of examination by bank regulatory agencies, analyzes such regulatory reports, and reports to the Board the results of its analysis of the regulatory reports. The Audit Committee met six (6) times during 2015. The Board of Directors has adopted a written charter for the Audit Committee which is available on our website at www.connectonebank.com. The Audit Committee currently consists of Messrs. Schechter (Chairman), Boswell, Huttle and Thompson, all of whom are “independent” under the Nasdaq listing standards, meet the independence standards of the Sarbanes-Oxley Act for service on an audit committee, and are financially literate and can read and understand financial statements, as required by the Audit Committee charter.

The Audit Committee does not currently have an audit committee financial expert as defined under the rules of the Securities and Exchange Commission. As noted above, the qualification as an “audit committee financial expert” is among the criteria being considered by the Nominating and Corporate Governance Committee to fill the current vacancy in the Board of Directors.

Audit Committee Report

The Audit Committee meets periodically to consider the adequacy of the Company’s financial controls and the objectivity of its financial reporting. The Audit Committee meets with the Company’s independent auditors and the Company’s internal auditors, all of whom have unrestricted access to the Audit Committee.

In connection with this year’s financial statements, the Audit Committee has reviewed and discussed the Company’s audited financial statements with the Company’s officers and Crowe Horwath LLP, our independent auditors. We have discussed with Crowe Horwath LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, (“Communication with Audit Committees”). We also have received the written disclosures and letters from Crowe Horwath LLP required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), and have discussed with representatives of Crowe Horwath LLP their independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year 2015 for filing with the U.S. Securities and Exchange Commission.

Harold Schechter
Stephen T. Boswell
Frank Huttle, III
William A. Thompson

Compensation Committee

Charter

The Board has defined the duties of its Compensation Committee in a charter. A copy of the current Compensation Committee charter is available on the Company’s website at www.connectonebank.com under Governance Documents.

Authority, Processes and Procedures

The Compensation Committee is responsible for administering the Company’s equity compensation plans, for establishing the compensation of the Company’s President and Chief Executive Officer and for recommending to the Board the compensation of the other executive officers. The Compensation Committee also establishes policies and monitors compensation for the Company’s employees in general. While the Compensation Committee may, and does in fact, delegate authority with respect to the compensation of employees in general, the Compensation Committee retains overall supervisory responsibility for employee compensation. With respect to executive compensation, the Compensation Committee receives recommendations and information from senior staff members, as well as outside compensation consultants, regarding issues relevant to determinations made by the Compensation Committee. Mr. Sorrentino participates in Committee deliberations regarding the compensation of other executive officers, but does not participate in deliberations regarding his own compensation.

Consultants

The Compensation Committee recognizes that it is essential to receive objective advice from an outside compensation consultant. Currently, the Compensation Committee utilizes Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation consultant. Meridian had served as the compensation consultant to the Compensation Committee of Legacy ConnectOne.

Meridian reports directly to the Compensation Committee and attends meetings as requested. The Compensation Committee has assessed Meridian’s independence relative to the NASDAQ listing rules and determined that there are no conflicts of interest. The Compensation Committee also closely examines the safeguards and steps Meridian takes to ensure that its executive compensation consulting services are objective. The Compensation Committee takes into consideration that:

●	the Compensation Committee directly hired and has the authority to terminate Meridian’s engagement;
●	the Compensation Committee solely determined the terms and conditions of Meridian’s engagement, including the fees charged;
●	Meridian and its consultants have direct access to members of the Compensation Committee during and between meetings;
●	Meridian does not provide any other services to the Company, the Bank, its directors or executives; and
●	interactions between Meridian and its consultants and management generally are limited to discussions on behalf of the Compensation Committee and information presented to the Compensation Committee for approval.

Nominating Committee Matters

Independence of Nominating Committee Members

All members of the Nominating Committee of the Board have been determined to be “independent directors” pursuant to the definition contained in Rule 5605 of the National Association of Securities Dealers’ Marketplace rules.

Procedures for Considering Nominations Made by Shareholders

The Nominating and Corporate Governance Committee charter describes procedures for nominations to be submitted by shareholders and other third-parties, other than candidates who have previously served on the board or who are recommended by the Board. The charter states that a nomination must be delivered to Company’s corporate Secretary at the principal executive offices of the Company not later than the close of business on the 90th day or earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by us. The public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a notice as described above. The charter requires a nomination notice to set forth as to each person whom the proponent proposes to nominate for election as a director: (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Schedule 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director it elected), and (b) information that will enable the Nominating Committee to determine whether the candidate or candidates satisfy the criteria established pursuant to the charter for director candidates.

Qualifications

The charter of the Nominating and Corporate Governance Committee describes the minimum qualifications for nominees to the Board and the qualities or skills that are necessary for directors to possess. Each nominee:

●	must satisfy any legal requirements applicable to members of the board;
●	must have business or professional experience that will enable such nominee to provide useful input to the board in its deliberations;
●	must have a reputation, in one or more of the communities serviced by the Company and its subsidiaries, for honesty and ethical conduct;
●	must have a working knowledge of the types of responsibilities expected of members of the board of directors of a bank holding company; and
●	must have experience, either as a member of the board of directors of another public or private company or in another capacity that demonstrates the nominee’s capacity to serve in a fiduciary position.

Identification and Evaluation of Candidates for the Board

Candidates to serve on the Board will be identified from all available sources, including recommendations made by shareholders. The Nominating Committee’s charter provides that there will be no differences in the manner in which the nominating committee evaluates nominees recommended by shareholders and nominees recommended by the Committee or management, except that no specific process shall be mandated with respect to the nomination of any individuals who have previously served on the Board. The evaluation process for individuals other than existing board members will include:

●	a review of the information provided to the Nominating Committee by the proponent;
●	if requested, a review of reference letters from at least two sources determined to be reputable by the Nominating Committee; and
●	a personal interview of the candidate, together with a review of such other information as the Nominating Committee shall determine to be relevant.

Third Party Recommendations

In connection with the 2016 annual meeting, the Nominating Committee did not receive any nominations from any shareholder or group of shareholders that owned more than 5% of common stock for at least one year.

Compensation Committee Interlocks and Insider Participation

There are no compensation committee “interlocks,” which generally means that no executive officer of the Company or the Bank served as a director or member of the compensation committee of another entity, one of whose executive officers serves as a director or member of the Compensation Committee.

Board Leadership; Lead Independent Director

Historically the Company had an independent Chairman of the Board, separate from the Chief Executive Officer. However, upon consummation of the Merger with Legacy ConnectOne, the Board appointed Mr. Frank Sorrentino III, the Company’s President and CEO, to also serve as Chairman. The Board considered the fact that Mr. Sorrentino had served as Chairman, President and CEO of Legacy ConnectOne, believed that Board structure had worked well for Legacy ConnectOne and noted the success that Mr. Sorrentino had in growing Legacy ConnectOne. The Board believes that the combination of these two roles at this time provides the benefit of a more consistent communication and coordination throughout the organization. This in turn will result in a more effective and efficient implementation of corporate strategy and is important in unifying the Company’s strategy behind a single vision.

Our Board has also appointed Mr. Stephen T. Boswell, an independent director, to serve as Lead Independent Director of the Board. As Lead Independent Director, Mr. Boswell presides over all Board meetings when the Chairman is not present, and presides over meetings of the non-management directors held in executive session. The Lead Independent Director has the responsibility of meeting and consulting with the Chairman and Chief Executive Officer on Board and committee meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chairman and Chief Executive and advising him on the efficiency of the Board meetings, and facilitating teamwork and communication between the non-management directors and management.

Risk Oversight

Risk is an inherent part of the business of banking. Risks faced by the Bank include credit risk relating to its loans and interest rate risk related to its entire balance sheet. The Board of Directors oversees these risks through the adoption of policies and by delegating oversight to certain committees, including the Audit Committee and the Loan and Asset/Liability Committees of the Bank. These committees exercise oversight by establishing a corporate environment that promotes timely and effective disclosure, fiscal accountability and compliance with all applicable laws and regulations.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee (the “Committee”) and the Company are both committed to a pay-for-performance philosophy. This Compensation Discussion & Analysis (CD&A) provides information about the strategies and policies developed to ensure that executive compensation is strongly correlated with the Company’s overall performance and the individual performance of our executives.

Our Named Executive Officers (NEOs) for 2015 were:

Frank Sorrentino III	Chairman, President, & Chief Executive Officer
William S. Burns	Executive Vice President & Chief Financial Officer
Elizabeth Magennis	Executive Vice President & Chief Lending Officer
Laura Criscione	Executive Vice President & Chief Compliance Officer
Michael McGrover	First Senior Vice President & Chief Credit Officer

Executive Summary

2015 marked a return to more normalized operations for the Company and attendant organic growth after completing our merger with Legacy ConnectOne Bancorp and our operational integration in 2014. Our long range mission is to produce value for our shareholders by providing outstanding service and responsiveness to the markets and customers we serve. These goals are reflected in the Company’s compensation programs for its executive officers by:

●	aligning NEOs and management’s interests with those of stockholders by targeting performance that rewards shareholders and encourages prudent decision-making, effective risk management, and safe and sound practices;

●	ensuring that our NEO’s have a significant equity interest in the Company, thereby further aligning management interests with those of the shareholders, by making a significant portion of incentive compensation payable in Company stock. In addition, we have robust stock ownership guidelines in place for our NEO’s;

●	creating balanced incentives that do not encourage NEOs to expose the Company to inappropriate risks by providing excessive compensation that could lead to material loss;
●	providing a market competitive overall compensation package so that the Company may attract, retain and reward highly qualified, motivated and productive executives; and
●	rewarding individuals of greatest responsibility and achievement within a framework that is internally equitable.

Business Results

Fiscal year 2015 represented our first full post-merger year of operations. The merger, in combination with strong organic growth, led us to become the second largest commercial bank headquartered in New Jersey. During 2015, we accomplished the following:

●	Return on assets and return on tangible equity surpassed 1.10% and 13.5%, respectively, representing top quartile performance amongst our peers
●	We remained one of the most efficient banks in the nation, and the best in our peer group, with an efficiency ratio of approximately 42%, despite more than doubling our size since December 31, 2013
●	Our loan portfolio grew by 22.1%
●	Deposits grew by 12.7% including 32.1% growth in non-interest bearing demand deposits which improved our deposit mix
●	Tangible book value per share increased by 9.8% to $10.51 at year-end
●	Opened our first New York City branch office mid-year, and it is already is operating at a profit
●	Expanded senior management and lending teams with key hires
●	Renovated operating facilities to enhance workflow and bring consistency across the company
●	Created a senior position, Chief Culture and Experience Officer, to ensure consistency of message and experience as we grow
●	Launched ConnectOne University, a professional development and training program for staff
●	Closed non-profitable locations and retained displaced customers
●	Strengthened cyber-security, enhancing systems and creating educational resources for employees and clients

Performance-Based Compensation

Pay-for-performance is a key objective of our executive compensation program. Our compensation program focuses on performance-based pay that reflects our achievements on an annual basis and our ability to deliver long-term value to our stockholders. We have a balanced approach to total compensation that includes a mix of base/fixed pay and variable/performance-based pay, a proportion of cash and equity and a proportion of short- and long-term incentive compensation. For the fiscal year 2015, our compensation targets and pay mix were the following:

CEO Target Pay Mix	Other NEOs Target Pay Mix

Compensation Design Principles and Governance Best Practices

The design principles of our executive compensation programs are intended to protect and promote the interests of our stockholders. Below we summarize certain practices we have implemented to drive performance and those we have not implemented because we do not believe they would serve our stockholder’s long-term interests.

●	What We Do:
	■	Pay for Performance — We provide a significant portion of pay based on performance (short- and long-term)
	■	Sound Risk Management — We discourage excessive risk taking and have designed our incentive plans with appropriate risk-mitigating features
	■	Caps on Incentives — We subject both short and long-term incentive payments to caps
	■	Clawback — We have adopted a clawback policy requiring the return of incentive compensation in the event of a financial restatement
	■	Stock Ownership Guidelines — We require our executives and directors to own and hold significant shares in our Company.
	■	Double-Trigger Change-in-Control (CIC) — CIC benefits pursuant to employment or change in control agreements are only paid upon a termination event following a CIC.
	■	Independence — The Committee engages an independent compensation consultant
	■	Competitive Benchmarking — We benchmark our compensation practices to ensure executive compensation is consistent with market

●	What We Don’t Do:
	■	Tax Gross-Ups — We do not provide excise tax gross-ups on benefits or in change-in-control agreements
	■	Stock Option Repricing — Our equity plan does not permit repricing of stock options that are out-of-the-money
	■	Excessive Perquisites — Our executives only receive perquisites that are business-related
	■	Dividends — We do not pay current dividends or dividend equivalents on unearned performance shares

Results of 2015 Say on Pay Advisory Vote

The Company solicited a shareholder advisory vote on executive compensation in 2014 which received 96% approval. Company shareholders approved a bi-annual advisory vote, thus our next shareholder vote is in connection with this Annual Meeting.

Executive Compensation Objectives and Policies

We use our executive compensation programs to align the interests of executive officers with our shareholders. Our programs are designed to attract, retain and motivate leadership to support our growth and sustain our competitive advantage. Our compensation opportunities are aligned with the competitive market with actual pay that is designed to vary dependent on performance. We utilize a balance of fixed and variable pay components, cash and equity, and short and long-term performance horizons to determine our pay. Our compensation program is designed to support our business strategies, align our pay with our performance and reinforce sound compensation governance to mitigate excessive risk taking. The table below gives an overview of the compensation components used in our program and matches each with one or more of the objectives described above.

Compensation Component	Purpose/Objective
Base Salary	●Provides a competitive level of fixed income based on role, experience and individual performance
Annual Incentive Plan	●Motivates and rewards executives for performance on key financial, operational and individual objectives in support of our annual business plan and broader corporate strategies
●Varies pay based on performance (higher performance will result in above market pay; lower performance will result in below market pay)
Long-Term Incentive Plan
●Aligns executives’ interests with those of shareholders through equity-based compensation

●Rewards executives for long-term shareholder value creation

●Encourages retention through multiple year vesting

●Motivates and rewards executives for performance – vesting and value is tied to achievement of specific performance and/or stock price appreciation

Other Benefits	●Provides a base level of competitive compensation for executive talent
Employment Agreements/ Severance & CIC Agreements
●Provides employment security to key executives

●Focuses executives on company performance and transactions that are in the best interests of shareholders, regardless of the impact such transactions may have on the executive’s employment

Setting Annual Compensation

Roles & Responsibilities

Compensation Committee

The Compensation Committee of the Board of Directors is responsible for discharging the Board’s duties in executive compensation matters and for administering the Company’s incentive and equity-based plans. This includes oversight of the total compensation programs for the Company’s CEO and other executive officers, including all Named Executive Officers. The Committee is comprised solely of independent directors. The Committee receives input and data from Finance and Human Resources functions as well as outside consultants and advisors to provide external reference and perspective.

The Committee reviews all compensation components for the Company’s Chief Executive Officer and other executive officers, including base salary, annual incentive, long-term incentives/equity and other benefits and perquisites. The Committee reviews the Chief Executive Officer’s performance annually and makes decisions regarding the Named Executive Officers’ compensation, including base salary, incentives and equity grants based on this review. The Compensation Committee reviews its decisions with the full Board of Directors.

The Committee has the sole authority and resources to obtain advice and assistance from internal or external legal, human resources, accounting or other advisors, or consultants as it deems desirable or appropriate. The Committee has direct access to outside advisors and consultants throughout the year as they relate to executive compensation. The Committee has direct access to and meets periodically with the compensation consultant independently of management.

Independent Compensation Consultant

The Compensation Committee retains Meridian Compensation Partners, LLC (“Meridian) as its compensation consultant. Meridian reports directly to the Committee and performs no other work for the Company. The Consultant reports directly to the Committee and carries out their responsibilities to the Committee in coordination with the Company’s Finance and Human Resources staff as requested by the Committee. The Committee has reviewed and concluded that Meridian’s consultation services comply with the standards adopted by the SEC and by NASDAQ with respect to compensation advisor independence and conflicts of interest.

Management

Although the Committee makes independent determinations on all matters related to compensation of the Named Executive Officers, certain members of management may be requested to attend or provide input to the Committee. Input may be sought from the Chief Executive Officer, Chief Financial Officer, or others to ensure the Committee has the information and perspective it needs to carry out its duties.

In particular, the Committee seeks input from the Chief Executive Officer on matters relating to strategic objectives, Company performance goals and input on his assessment of the Named Executive Officers, including contribution and individual performance of each of his direct reports. The Chief Executive Officer and the Chief Financial Officer often assist the Committee on matters of design, administration and operation of the Company’s compensation programs.

Although executives may provide insight, suggestions or recommendations regarding executive compensation, they are not present during the Compensation Committee’s deliberations or vote. Only Compensation Committee members vote on decisions regarding executive compensation. The Committee regularly meets in executive session without management present. While the Chief Executive Officer makes recommendations on other Named Executive Officers, the Committee is ultimately responsible for approving compensation for all Named Executive Officers. The Chief Executive Officer’s compensation is discussed in executive session without members of management, including the Chief Executive Officer, present.

Peer Group & Competitive Benchmarking

Following the merger, in November, 2014, Meridian provided market compensation data to the Compensation Committee based on the peer group set forth below. This data was used to assist the Committee in setting pay levels and target pay opportunities (short and long-term) for the 2015 pay programs.

The Committee worked with the consultant to develop a peer group that was appropriate for the newly-combined Company. The Committee considered commercial banks that were similarly-sized (approximately ½x to 2x the Company’s post-Merger assets) and primarily located in similar regions. Based on this assessment, the Committee approved the following peer group to be used for benchmarking purposes. The median assets for this peer group were $3.1 billion, compared to $3.4 billion for the Company, as of December 31, 2014.

2015 Peer Group
Bancorp, Inc.	Lakeland Bancorp
Bridge Bancorp, Inc	Peapack-Gladstone Financial Corp.
Bryn Mawr Bank Corporation	S&T Bancorp
Customers Bancorp	Sandy Spring Bancorp
Eagle Bancorp	Sterling Bancorp
First Commonwealth Financial Corp.	Sun Bancorp
First of Long Island Corporation	TriState Capital Holdings
Flushing Financial Corporation	Univest Corporation of PA
Hudson Valley Holding Corp.

2015 Executive Compensation Program and Pay Decisions:

Base Salary

The Compensation Committee determined that an increase in the base salary for each of the Named Executive Officers was appropriate based on a review of market data, performance assessments and in consideration of the increased responsibilities resulting from the larger size and diversification of the Company.

Executive	2014 Base Salary	2015 Base Salary	Increase
Frank Sorrentino III	$595,000	$615,000	3%
William S. Burns	$310,000	$320,000	3%
Elizabeth Magennis	$285,000	$295,000	4%
Laura Criscione	$225,000	$230,000	2%
Michael McGrover*	$201,250	$230,000	14%
____________________

*	Base salaries were in effect as of January 1, 2015 for all NEOs except Mr. McGrover whose base salary increased to $230,000 on March 16, 2015, in recognition of his promotion to Chief Credit Officer.

Annual Incentive

An important element of our performance-based pay program is our Executive Annual Incentive Plan which provides cash incentives based on attaining pre-established goals. Each participant has a target incentive opportunity expressed as a percentage of base salary although actual payouts can range from no payout to 150% of target at stretch performance. The 2015 incentive targets are summarized below.

Target Incentive Opportunity
Executive	(+/- 50% for each performance goal for threshold, target and stretch)
Frank Sorrentino III	50%
William S. Burns	35%
Elizabeth Magennis	35%
Laura Criscione	25%
Michael McGrover	25%

The Compensation Committee establishes performance measures on an annual basis that are tied specifically to the Company’s financial performance (return on average assets, efficiency ratio and tangible book value). The Committee may also adjust awards based upon individual performance. The weights and performance goals of these factors are summarized in the following table:

		Threshold	Target	Stretch
Performance Measure	Weight	(50%)	(100%)	(150%)
Return on Assets (ROA)	33.3%	0.80%	0.90%	1.00%
Operating Efficiency Ratio (1)	33.3%	52.5%	50.0%	47.5%
Tangible Book Value	33.3%	$9.75	$9.88	$10.00
____________________

(1)	The Operating Efficiency Ratio is calculated as total noninterest expenses, excluding non-operating expenses, divided by the sum of (i) net interest income, on a fully taxable equivalent basis, less the benefit of purchase accounting fair value marks and (ii) noninterest income, excluding securities gains and nonrecurring items.

At the end of the year, the Compensation Committee determined a payout percentage based on the Company’s financial performance. The Corporate results were as follows:

	2015
Performance Measure	Performance	Result	Payout Factor
Return on Assets (ROA)	1.13%	Above Stretch	150%
Operating Efficiency Ratio	42.1%	Above Stretch	150%
Tangible Book Value	$10.51	Above Stretch	150%

Payouts were approved by the Compensation Committee at maximum given performance above stretch for all goals as well as in consideration of each NEO’s contributions. Following is a summary of the incentive awards paid to executives:

	2015 Target Annual	2015 Actual Annual	2015 Actual as
Executive	Incentive Award	Incentive Award	% of Target
Frank Sorrentino III	$307,500	$461,000	150%
William S. Burns	$112,000	$168,000	150%
Elizabeth Magennis	$103,250	$155,000	150%
Laura Criscione	$57,500	$86,000	150%
Michael McGrover	$57,500	$86,000	150%

Long-Term Incentives – Equity-Based Awards

In 2015, the Company introduced a new long-term incentive plan that is performance-based, aligns executives with shareholder interests and promotes the long-term success of the Company. In February 2015, the Committee approved a long-term incentive compensation program consisting of performance shares and time vested restricted stock.

The first round of grants under the new program were larger than the anticipated annual opportunities going forward to recognize the leadership team of the newly merged organization and support the Compensation Committee’s goal to retain the executives and reinforce alignment with shareholders. In recognition of the one-time larger awards, the 2015 grants were allocated ~2/3 as performance shares and ~1/3 as time vested restricted stock to reinforce the NEO’s focus on driving long-term shareholder value.

Average LTIP Mix–All NEOs

Time-vested restricted stock awards were granted based on the Compensation Committee’s holistic assessment of business environment, affordability, and corporate and individual performance. Restricted stock vests ratably over a three (3)-year period.

Performance-based restricted shares will be earned based on our three-year performance for the period January 1, 2015 through December 31, 2017. The potential number of shares that can vest will range from 0% to 150% of the target levels depending on our Core Return on Average Assets (Core ROA) performance relative to an industry index. Core ROA was determined by the Compensation Committee to be an effective indicator of executives’ performance and ability to influence the profitability of the Company. Strong ROA over time, particularly relative to industry competitors, enhances the Company’s performance and aligns with shareholder value.

Performance shares vest after three years based on the Company’s ROA performance relative to the Industry Performance Index banks in accordance with the payout scale below

CNOB Ranking vs. Industry	% of Performance Units Earned
Performance Index	(2015 – 2017)
75th percentile and above	150%
50th percentile	100%
40th percentile	50%
Below 40th percentile	0%

The Industry Performance Index allows for relative comparison of the Company’s performance to the performance of other banks of similar size/region during the same time period. The Industry Performance Index reflects Mid-Atlantic and Northeast Region based banks with total assets between $1 billion and $10 billion, traded on the NASDAQ or NYSE exchanges.

Below is a summary of the 2015 grants. Restricted Stock was granted in February based on the Compensation Committee’s reflection of 2014 performance and merger success. The performance shares were granted in March for the performance period January 1, 2015 – December 31, 2017.

Considerations in determining the award of restricted stock include:

●	The success of the management team in consummating the Merger, converting back-office systems ahead of schedule, and completing the integration during calendar 2014.
●

Cost savings associated with the Merger, which exceeded initial estimates and were achieved ahead of schedule. This resulted in an operating efficiency ratio below 40% for the fourth quarter of 2014 and placed the Company among the most efficient banking organizations in the nation, large or small.

●

Notwithstanding the need to focus on merger integration, the Company still saw substantial organic growth during the second half of 2014 (the Merger closed on July 1, 2014), with our loan portfolio growing by approximately 18.0% on an annualized basis and our deposits growing by approximately 13.0% on an annualized basis.

	Performance Shares		Restricted Stock
Executive	Target # Shares	Grant Value	# Shares	Grant Value
Frank Sorrentino III	35,688	$694,000	14,494	$267,994
William S. Burns	11,510	$224,000	6,274	$116,006
Elizabeth Magennis	10,611	$206,500	5,787	$107,001
Laura Criscione	5,909	$115,000	3,678	$68,006
Michael McGrover	5,909	$115,000	1,358	$24,987

The ongoing program is similar in design but will have lower target awards and be allocated 50% performance shares and 50% time vested restricted stock. See, “Executive Compensation for 2016” below for a description of the 2016 awards.

Benefits and Other Compensation

Retirement Benefits and Perquisites

Executives participate in the ConnectOne Bank 401(k) Retirement Plan which is offered to all Bank employees. Currently, the Bank does not offer any other retirement benefit to executives.

As stated in the Executive Compensation Objectives and Policies section, the Bank does not place emphasis on perquisites for NEOs. A car allowance is provided to this group and the recipients are expected to use this compensation to offset any and all automobile expenses (mileage, tolls, insurance, gas) incurred as part of their job duties.

Post-Termination Benefits for ConnectOne Executives

Mr. Sorrentino’s Employment Agreement

The employment agreement with Mr. Sorrentino has an initial three-year term, and will automatically renew for one additional year unless any party provides written notice of its intention not to renew. Under the agreement, Mr. Sorrentino will receive an annual base salary of $522,500, subject to increase as determined by the Board. He will also be eligible to participate in ConnectOne’s incentive plans and other benefit plans for executive officers. Under the agreement, ConnectOne or ConnectOne Bank will reimburse Mr. Sorrentino for his reasonable business expenses, and provide him with a $1,250 monthly car allowance. In the event that Mr. Sorrentino’s employment is terminated without cause, he is entitled to receive a lump sum payment equal to the sum of (i) his then current base salary for the remaining term of the agreement, but no less than an amount equal to one year of base salary and (ii) the greater of the highest bonus paid to him over the prior 36 months, or the amount accrued for his bonus in the year of termination. In the event of a merger, acquisition or change-in-control transaction after which Mr. Sorrentino does not continue employment at the resulting entity in substantially the same position, under substantially the same terms and conditions under which he was employed prior to the change in control, he will receive a severance payment equal to the sum of (i) the highest annual base salary paid to him over the prior 36 month period, and (ii) the greater of the highest bonus paid to him over the prior 36 months, or the amount accrued for his bonus in the year of termination, multiplied by two plus one twelfth for each year of service completed by Mr. Sorrentino after January 1, 2007. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended.

Mr. Burns’ Employment Agreement

Mr. Burns was party to an employment agreement with Legacy ConnectOne, which was assumed by the Company. It has an initial two-year term, which automatically renews for one additional year unless either party provides written notice of its intention not to renew. Under the agreement, Mr. Burns will receive an annual base salary of $240,000, subject to increase as determined by the Board. He will also be eligible to participate in the Company’s bonus plan for executive officers. Mr. Burns is also entitled to participate in all benefit programs of the Company and the Bank. Under the agreement, the Company or the Bank will reimburse Mr. Burns for his reasonable business expenses, and provide him with a $750 monthly car allowance. In the event that Mr. Burns’s employment is terminated without cause, he is entitled to receive the sum of (i) his then current annual Base Salary for the remainder of the Term (assuming there is no extension of the Term), but no less than one year of his then current

Base Salary, and (ii) the highest cash bonus paid to Mr. Burns over the prior twenty four (24) month period, or the amount accrued during the current year for Mr. Burns’ cash bonus for that year, whichever is higher. In the event of a merger, acquisition or change-of-control transaction after which Mr. Burns does not continue employment at the resulting entity, he will receive a severance payment equal to the sum of (i) his highest annual Base Salary over the prior twenty four (24) month period plus (ii) the highest cash bonus paid to him over the prior twenty four (24) month period, or the amount accrued during the current year for his cash bonus for that year, whichever is higher, times two. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended.

Ms. Magennis’s and Ms. Criscione’s Change in Control Agreements

The change in control agreements between each of Ms. Magennis and Ms. Criscione and Legacy ConnectOne were assumed by the Company. Under the terms of the Change in Control Agreements, if the Company were to undergo a “change in control” as defined in the Change in Control Agreements, followed by either (i) involuntary termination of the executive’s employment by the Company or the Bank or (ii) voluntary termination of employment by the executive under certain circumstances provided for in the agreement, then the executive would be entitled to a lump sum payment equal to the highest annual salary assigned to her during the twenty four months prior to the Change in Control plus the highest annual bonus paid or accrued. Such amount shall be paid within 10 days, subject to compliance with section 409A of the Internal Revenue Code, after the Company receives an executed a general release of claims in favor of the Company, the Bank, their respective subsidiaries, affiliates, officers, directors, shareholders, partners, members, managers, agents or employees.

Executive Compensation for 2016

2016 Base Salary

In December 2015, the Committee approved the following base salaries for our named executive officers, effective January 1, 2016:

Executive	2016 Base Salary
Frank Sorrentino III	$678,000
William S. Burns	$352,000
Elizabeth Magennis	$325,000
Laura Criscione	$250,000
Michael McGrover	$255,000

2016 Annual Incentive

In December 2015, the Committee also established objectives for 2016 annual cash incentives, which will be payable in 2017. The target payment amounts remained unchanged from 2015.

2016 Long-Term Incentives – Equity-Based Awards

In March 2016, the Committee approved long-term incentive compensation awards for the named executive officers consisting of target award opportunities reflecting 50% performance-based restricted shares and 50% time-based restricted stock. The target opportunities for 2016 were:

2016 Target Opportunities
Executive	(as % of Base Salary)
Frank Sorrentino III	50%
William S. Burns	35%
Elizabeth Magennis	35%
Laura Criscione	25%
Michael McGrover	25%

Similar to 2015, the performance objectives for the performance-based restricted shares will be based on Core ROA relative to an Industry Performance Index for the period January 1, 2016 through December 31, 2018. The actual number of shares to be received by our named executive officers will range from zero to 150% of the target levels established by the Committee for each executive, depending on performance.

Time-vested restricted stock awards are granted between 50% and 150% of each executive’s target on a holistic assessment of business environment, affordability, and corporate and individual performance. Performance shares are typically granted at target for each executive (100%) and vest based on future performance.

Additional Information about Our Compensation Practices

As a matter of sound governance, we follow certain practices with respect to our compensation program. We regularly review and evaluate our compensation practices in light of regulatory developments, market standards and other considerations.

Policy on Incentive Compensation Clawback

The Company has adopted a clawback policy requiring the return of incentive compensation in the event of a financial restatement

Stock Ownership Guidelines

The Compensation Committee has concluded that NEOs and Board members should own a significant amount of the Company’s stock. Specific guidelines are:

●	Six (6) times the then annual base salary for the Chief Executive Officer
●	Three (3) times the then annual base salary for the Chief Financial Officer
●	Two (2) times the then annual base salary for other Executive Vice Presidents
●	Directors are expected to achieve ownership equal to five (5) times the sum of (i) the then-current annual cash retainer and (ii) the then-current value of the annual equity award.

The period to achieve compliance is five (5) years from the later of (1) the day of first appointment to the Board or NEO position or (2) the day of adoption of these guidelines, which was December 22, 2015. The Compensation Committee monitors ownership levels and compliance on an annual basis. Below is a summary of shares that qualify for the ownership requirements described above (unexercised stock options and unvested performance shares are excluded):

●

Beneficially owned shares that the individual owns or has voting power including the power to vote (including restricted shares), or to direct the voting; and/or, investment power including the power to dispose or to direct the disposition.

●	Shares owned by an individual in the Company’s benefit plans (e.g., 401(k)).

Risk Assessment Review

The Committee reviews the structure and components of our compensation arrangements, the material potential sources of risk in our business lines and compensation arrangements, and various policies and practices of the Company that mitigate this risk. Within this framework, the Committee discusses the parameters of acceptable and excessive risk-taking and the general business goals and concerns of the Company. In particular, the Committee focuses on the risks associated with the design of each plan, the mitigation factors that exist for each plan, additional factors that could be considered and an overall risk assessment with respect to the plans. All of our plans have links to corporate or business line results that allow for funding to be adjusted downward, awards are capped, and our governance procedures ensure awards are reviewed for appropriateness before they are distributed.

We have determined that risks arising from our employee compensation plans are not reasonably likely to have a material adverse effect on the Company. Further, it is both the Committee’s and management’s intent to continue to evolve our processes going forward by monitoring regulations and best practices for sound incentive compensation.

Accounting & Tax Treatment of Compensation

The accounting and tax treatment of compensation generally has not been a factor in determining the amounts of compensation for our executive officers. However, the Compensation Committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to the Company with the benefit to the executive.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for annual non-performance based compensation over $1.0 million paid to their named executive officers. To maintain flexibility in compensating our executive officers in a manner designed to promote varying corporate goals, it is not a policy of the Compensation Committee that all executive compensation must be tax-deductible. The shareholder approved share-based compensation plans permit the award of stock options, stock appreciation rights and other equity awards that are fully deductible under Code Section 162(m).

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, or CD&A, contained in this proxy statement with management. Based on the Compensation Committee’s review of and discussion with management with respect to the CD&A, the Compensation Committee has recommended to the Board of Directors of the Company that the CD&A be included in this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, for filing with the SEC.

The foregoing report is provided by the Compensation Committee of the Board of Directors:

Stephen T. Boswell (Chair)
Frederick Fish
William A. Thompson
Joseph Parisi, Jr.

Summary Compensation Table

The following table sets forth for the prior three years the compensation paid to (a) the Company’s Chief Executive Officer and Chief Financial Officer and our three other most highly compensated executive officers earning in excess of $100,000 serving as of the fiscal year ended December 31, 2015, (collectively the “Named Executive Officers”).

Summary Compensation Table

							Change in
							pension
							value and
							non-qualified
						Non-equity	deferred
				Stock	Option	incentive plan	compensation	All other
		Salary	Bonus	Awards (2)	Awards	compensation	earnings	compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Frank Sorrentino III,	2015	615,000	461,000	926,494	—	—	—	23,410 (3)	2,061,904
Chairman, President	2014	297,500	178,500	—	—	—	—	8,101	484,101
and Chief Executive
Officer (1)
William S. Burns,	2015	320,000	168,000	340,006	—	—	—	17,501	845,507
Executive Vice	2014	155,000	69,750	—	—	—	—	7,063	231,813
President, Chief
Financial Officer (1)
Elizabeth Magennis,	2015	295,000	155,000	313,501	—	—	—	17,127	780,628
Executive Vice	2014	142,500	64,125	—	—	—	—	6,372	212,997
President, Chief
Lending Officer (1)
Laura Criscione,	2015	230,000	86,000	183,006	—	—	—	13,257	512,263
Executive Vice	2014	112,500	34,000	—	—	—	—	5,474	151,974
President, Chief
Compliance Officer (1)
Michael McGover,	2015	224,010	86,000	139,987				12,923	462,920
First Senior Vice	2014	201,250	25,000					9,038	235,288
President, Chief	2013	188,125	85,975					8,644	282,744
Credit Officer
____________________

(1)	Mr. Sorrentino, Mr. Burns, Ms. Magennis and Ms. Criscione each commenced employment with the Company or July 1, 2014 effective upon the consummation of the Merger. Prior to this date, each was an executive officer of Legacy ConnectOne Bancorp. The data provided above, accordingly, is with respect to their compensation commencing on July 1, 2014, and does not include information prior to this date.

(2)	Stock awards reported in 2015 reflect the grant date fair value of the restricted stock and restricted stock unit awards under Accounting Standards Codification Topic No. 718, Compensation-Stock Compensation (“ASC Topic 718”) granted by the Compensation Committee under the Equity Incentive Plan, which permits the Compensation Committee to determine to pay awards, in whole or in part, in the form of grants of stock-based awards under the Long-Term Stock Incentive Plan, which consists of both time based and performance based awards. Time based restricted stock award units reported in this column for each of our NEOs was as follows: Mr. Sorrentino $267,994; Mr. Burns, $116,006; Ms. Magennis, $107,001; Ms. Criscione, $68,006; and Mr. McGrover, $24,987. These values are based on probable outcome values of awards. Restrictions on time based restricted stock awards lapse at the rate of 100% after the third anniversary. Restrictions on performance based awards lapse based on achievement of the performance goals set forth in the performance restricted stock unit award agreement based on performance as compared to peer groups. The value of these awards on the grant date assuming probable outcome and the maximum achievement of performance goals are as follows:

Name	Target Value at Grant Date	Maximum Value at Grant Date
Frank Sorrentino III	$694,500	$ 1,041,750
William S. Burns	224,000	336,000
Elizabeth Magennis	206,500	309,750
Laura Criscione	115,000	172,500
Michael McGrover	115,000	172,500

(3)	Includes a $15,000 annual car allowance.

EMPLOYMENT AGREEMENTS

The Company and the Bank are parties to employment agreements with Messrs. Frank Sorrentino III, our Chairman, Chief Executive Officer, and President, and William S. Burns our Executive Vice President and Chief Financial Officer.

The employment agreement with Mr. Sorrentino has an initial three-year term, and will automatically renew for one additional year unless any party provides written notice of its intention not to renew. Under the agreement, Mr. Sorrentino will receive an annual base salary of $525,500, subject to increase as determined by the Board. He will also be eligible to participate in the Company’s incentive plans and other benefit plans for executive officers. Under the agreement, the Company or Bank will reimburse Mr. Sorrentino for his reasonable business expenses, and provide him with a $1,250 monthly car allowance. In the event that Mr. Sorrentino’s employment is terminated without cause, he is entitled to receive a lump sum payment equal to the sum of (i) his then current base salary for the remaining term of the agreement, but no less than an amount equal to one year of base salary and (ii) the greater of the highest bonus paid to him over the prior 36 months, or the amount accrued for his bonus in the year of termination. In the event a merger, acquisition or change-in-control transaction after which Mr. Sorrentino does not continue employment at the resulting entity in substantially the same position, under substantially the same terms and conditions under which he was employed prior to the change in control, he will receive a severance payment equal to the sum of (i) the highest annual base salary paid to him over the prior 36 month period, and (ii) the greater of the highest bonus paid to him over the prior 36 months, or the amount accrued for his bonus in the year of termination, multiplied by two plus one twelfth for each year of service completed by Mr. Sorrentino commencing January 1, 2007. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended. The following table summarizes potential payments to Mr. Sorrentino assuming a triggering termination of employment occurred on December 31, 2016. The table does not reflect benefits under plans that do not discriminate in favor of executive officers and are available generally to all salaried employees.

			Involuntary
			Termination without
	Involuntary		Cause or Resignation
	Termination without		for Good Reason
	Cause or Resignation		following a Change
Payments and Benefits	for Good Reason	Change in Control	in Control
Cash Compensation	$1,998,500	$0	$2,869,333
Value of Continued Health and Welfare Benefits	$33,204	$0	$13,281
Acceleration of Stock Awards	$0	$1,595,752	$1,595,752

The employment agreement with Mr. Burns has an initial two-year term, and will automatically renew for one additional year unless either party provides written notice of its intention not to renew. Under the agreement, Mr. Burns will receive an annual base salary of $240,000, subject to increase as determined by the Board. He will also be eligible to participate in the Company’s bonus plan for executive officers. Mr. Burns is also entitled to participate in all benefit programs of the Company and the Bank. Under the agreement, the Company or Bank will reimburse Mr. Burns for his reasonable business expenses, and provide him with a $750 monthly car allowance. In the event that Mr. Burns’ employment is terminated without cause, he is entitled to receive his then current annual Base Salary for the remainder of the term, but no less than one year of his then current Base Salary, plus an amount equal to the highest cash bonus paid to him over the prior twenty four (24) month period, or the amount accrued during the current year for Employee’s cash bonus for that year. In the event a merger, acquisition or change-in-control transaction after which Mr. Sorrentino does not continue employment at the resulting entity in substantially the same position, under substantially the same terms and conditions under which he was employed prior to the change in control, he will receive a severance payment equal to the sum of (i) the highest annual base salary paid to him over the prior 24 month period, and (ii) the greater of the highest bonus paid to him over the prior 24 months, or the amount accrued for his bonus in the year of termination, multiplied by two. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended. The following table summarizes potential payments to Mr. Burns assuming a triggering termination of employment occurred on December 31, 2016. The table does not reflect benefits under plans that do not discriminate in favor of executive officers and are available generally to all salaried employees.

			Involuntary
			Termination without
	Involuntary		Cause or Resignation
	Termination without		for Good Reason
	Cause or Resignation		following a Change
Payments and Benefits	for Good Reason	Change in Control	in Control
Cash Compensation	$797,991	$0	$976,000
Value of Continued Health and Welfare Benefits	$34,042	$0	$17,292
Acceleration of Stock Awards	$0	$525,731	$525,731

Agreements upon Change in Control

Each of Ms. Criscione and Ms. Magennis has entered into change in control agreements with the Company. Under these agreements, in the event of a reorganization, merger, consolidation or sale of all or substantially all of the assets of the Company, or any similar transaction which results in our shareholders holding less than a majority of the voting power of the resulting entity, the employee is to be employed by our successor for a period of twelve (12) months plus one month for each year of service following the change in control. In the event they are terminated without cause, or they resign for good reason (as both terms are defined in the agreements), then each of Ms. Criscione and Ms. Magennis would be entitled to a lump sum payment equal to the highest annual salary assigned to each during the twenty four months prior to Change in Control plus the highest annual bonus paid to or accrued to each. They are also entitled to receive their benefits for a period of twelve (12) months after the change in control. The following tables summarizes potential payments to Ms. Criscione and Ms. Magennis assuming a triggering termination of employment occurred on December 31, 2016. The table does not reflect benefits under plans that do not discriminate in favor of executive officers and are available generally to all salaried employees.

Laura Criscione

		Involuntary
		Termination without
		Cause or Resignation
		for Good Reason
		following a Change
Payments and Benefits	Change in Control	in Control
Cash Compensation	$0	$316,000
Value of Continued Health and Welfare Benefits	$0	$0
Acceleration of Stock and Option Awards	$234,410	$234,410

Elizabeth Magennis

		Involuntary
		Termination without
		Cause or Resignation
		for Good Reason
		following a Change
Payments and Benefits	Change in Control	in Control
Cash Compensation	$0	$450,000
Value of Continued Health and Welfare Benefits	$0	$0
Acceleration of Stock and Option Awards	$512,218	$512,218

Grant of Plan Based Awards

The following table represents the grants of awards to the Named Executive Officers in 2015.

Grant of Plan Based Awards

								All other	All other
								stock awards:	stock awards:
		Estimated future payouts			Estimated future payouts			Number of	Number of	Exercise or	Grant date
		under non-equity incentive			under equity incentive			shares of	securities	base price	fair value of
		plan awards			plan awards			stock or	underlying	of option	stock and
		Threshold	Target	Maximum	Threshold	Target	Maximum	units	options	awards	option
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Frank Sorrentino III	2/5/2015							14,494			267,994
	3/31/2015					44,611	53,533				868,125
William S. Burns	2/5/2015							6,274			116,006
	3/31/2015					14,388	17,266				280,000
Elizabeth Magennis	2/5/2015							5,787			107,001
	3/31/2015					13,264	15,917				206,500
Laura Criscione	2/5/2015							3,678			68,006
	3/31/2015					7,387	8,864				115,000
Michael McGrover	2/5/2015							1,358			24,987
	3/31/2015					7,387	8,864				115,000

Outstanding Equity Awards At Year End

The following table sets forth, for each of the Named Executive Officers, information regarding outstanding stock options and stock awards at December 31, 2015.

Outstanding Equity Awards At Year End

	Option Awards					Stock Awards
Name (a)	Number of securities underlying unexercised options (#) exerciseable (1) (b)	Number of securities underlying unexercised options (#) unexerciseable (c)	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#) (d)	Option exercise price ($) (e)	Option expiration date (#) (f)	Number of shares or units of stock that have not vested (1) (#) (g)	Market value of shares or units of stock that have not vested (2) ($) (h)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#) (i)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested (j)
Frank Sorrentino III	16,250			6.15	5/5/2016	31,847	595,292	44,611	868,125
	9,750			6.15	5/5/2016
	10,655			6.15	11/11/2016
	11,721			6.15	1/11/2018
	10,871			6.15	1/22/2018
	51,935			4.62	11/26/2018
	11,687			4.62	1/9/2019
	13,000			4.62	2/25/2019
	34,567			6.99	1/24/2022
William S. Burns						10,863	203,029	14,388	280,000
Elizabeth Magennis	5,200			6.15	11/11/2016	11,489	214,729	13,264	258,125
	2,504			4.62	1/9/2019
	5,158			6.99	1/24/2022
Laura Criscione	7,800			6.15	1/11/2018	3,678	68,742	7,387	143,750
	3,120			4.81	5/23/2016
	6,204			6.15	1/11/2018
	5,218			4.62	1/9/2019
	3,900			4.62	2/25/2019
	5,616			6.99	1/24/2022
Michael McGrover						1,358	25,381	7,387	143,750

____________________

(1)	All option and stock awards were granted subject to a three-year vesting requirement, with one-third of the award vesting on the first anniversary of the date of grant, one-third of the award vesting on the second anniversary of the date of grant, and the final third vesting on the third anniversary of the date of grant.

(2)	Shares are valued at market value, which is deemed to be the closing stock price at December 31, 2015.

Options Exercised and Stock Vested

The following table sets forth certain information regarding exercises of options or vesting of restricted shares during the Company’s fiscal year ended December 31, 2015 by our Named Executive Officers:

Options Exercised and Stock Vested

	Option awards		Stock awards
Name (a)	Number of shares acquired on exercise (#) (b)	Value realized on exercise ($) (c)	Number of shares acquired on vesting (#) (d)	Value realized on vesting ($) (e)
Frank Sorrentino III	78,000	1,152,060	7,903	142,021
William S. Burns			2,008	36,907
Elizabeth Magennis			2,268	41,760
Laura Criscione	26,000	433,940
Michael McGrover

Director Compensation

The following table sets forth certain information regarding compensation earned by or paid to the Directors during the Company’s fiscal year ended December 31, 2015:

Director Compensation

					Change in
					pension value
	Fees earned			Non-equity	and
	or paid in		Options	incentive plan	nonqualified	All other
	cash	Stock Awards	awards	compensation	deferred	compensation	Total
Name	($)	($)	($)	($)	compensation	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Frank W. Baier	60,500	24,999					85,499
Alexander Bol (1)	37,375						37,375
Stephen T. Boswell	64,000	24,999					88,999
Frederick Fish	35,500	24,999					60,499
Frank Huttle III	41,500	24,999					66,499
Michael Kempner	44,500	24,999					69,499
Howard Kent (2)	16,250						16,250
Nicolas Minoia	63,500	24,999					88,499
Joseph Parisi Jr.	41,500	24,999					66,499
Harold Schechter	41,333	24,999					66,332
William A. Thompson	39,000	24,999					63,999
Raymond J. Vanaria	50,666	24,999					75,665
____________________

(1)	Mr. Bol joined the board effective April 1, 2015.

(2)	Mr. Kent resigned from the board March 31, 2015.

We pay the non-employee members of the Company’s Board an annual fee of $35,000 for Board service. Board members serving on committees also receive $1,000 per Bank Board Committee meeting attended. Committee Chairs also receive an additional stipend for this service in this role. Our Directors are also eligible to participate in our equity compensation plans. Each board member was awarded 1,352 restricted shares subject to forfeiture in 2015.

Interest of Management and Others in Certain Transactions; Review, Approval or Ratification of Transactions with Related Persons

Under its charter, the Audit Committee reviews and approves all related party transactions, other than extensions of credit by the Bank in the ordinary course of its business. Under banking regulation, those extensions of credit must be approved by the full Board of Directors. For additional procedures, see the Audit Committee charter, which is available to shareholders on the Company’s website at www.connectonebank.com. By “related party transaction,” we mean a transaction between the Company or any of its subsidiaries, on the one hand, and an executive officer, director or immediate family member of an executive officer or a director, on the other hand.

The Bank has made in the past and, assuming continued satisfaction of generally applicable credit standards, expects to continue to make loans to directors, executive officers and their associates (i.e. corporations or organizations for which they serve as officers or directors or in which they have beneficial ownership interests of ten percent or more). These loans have all been made in the ordinary course of the Bank’s business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not affiliated with the Company and do not involve more than the normal risk of collectability or present other unfavorable features.

We utilize the MWW Group to provide advertising and public relations assistance and advice. Michael Kempner, one of our directors, is the President and CEO of the MWW Group, Inc. During 2015, we paid the MWW Group a total of $152,000 for its services, including marketing, branding and related services We believe the fees charged the Bank by the MWW Group are at least as favorable to the Bank as we could receive from an unaffiliated third party. We have continued to use the services of the MWW Group during 2016.

Members of our Board of Directors, including our Chairman and CEO Frank Sorrentino III and Messrs. Boswell, Huttle, Kempner and Parisi, are, either directly or through their interests in family limited liability companies, members of a limited liability company that is the sole member of two other limited liability companies which each own one of our branch locations, each of which are leased by the Bank. Our Board members collectively own 55.5% of the membership interests in this limited liability company. Each of Messrs. Sorrentino, Huttle, Parisi, and Kempner owns an 11.1% interest in the limited liability company. No director is the managing member or a manager or officer or any of the limited liability companies which serve as the landlords or the parent limited liability company.

The lease for our Cresskill branch has an initial term ending on June 30, 2026. The Bank has the option to extend the lease term for up to three additional five-year periods, or a total of fifteen additional years. The initial rent for the branch was $157,795 per year, and the rent will increase annually by the greater of 2.50% or the rate of increase of the consumer price index for the greater New York metropolitan area. In 2016, the rent will be reset to the greater of the prior year’s rent, or the “market rent” as defined under the lease, and will thereafter increase annually by the greater of 2.50% or the rate of increase of the consumer price index for the greater New York metropolitan area. During any option period, the rent will be reset to the greater of the prior year’s rent or the “market rent”, as defined in the lease, and will then increase annually by the greater of 2.50% or the rate of increase of the consumer price index for the greater New York metropolitan area. For 2015, the Bank paid total rent of $200,000 for the Cresskill branch.

The lease for our John Street, Hackensack branch has a term ending on December 31, 2016. The Bank has the option to extend the lease term for up to three additional five-year periods, or a total of fifteen additional years. The initial rent for the branch was $148,000 per year, and the rent will increase annually by the greater of 2.50% or the rate of increase of the consumer price index for the greater New York metropolitan area. During any option period, the rent will be reset to the greater of the prior year’s rent or the “market rent”, as defined in the lease, and will then increase annually by the greater of 2.50% or the rate of increase of the consumer price index for the greater New York metropolitan area. For 2015, the Bank paid total rent of $212,000 for the John Street, Hackensack branch.

Because of the interests of Board members in these leases, the Board determined that the rent should be set at “fair market rent.” Under regulations of the New Jersey Department of Banking and Insurance, any real estate transaction with members of a bank’s board of directors must be subject to an appraisal by an independent appraisal firm, which must opine that the terms of the transaction are arm’s length terms and as beneficial to the bank as it could obtain from a third party. The Bank therefore retained an independent appraisal firm to review the properties and determine the fair market rent, and this rent was used for the leases. These leases were then submitted to and approved by the New Jersey Department of Banking and Insurance. Based upon appraisals we obtained prior to entering into each lease, we believe the lease terms are as fair to the Bank as it would have received from an unaffiliated third party.

PROPOSAL 2
APPROVAL, ON AN ADVISORY BASIS, OF COMPENSATION OF THE COMPANY’S
EXECUTIVE OFFICERS

Under Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, companies with securities registered with the Securities and Exchange Commission are required to provide shareholders the opportunity to vote on a non-binding advisory proposal to approve the compensation of executives. The Company has determined to implement this requirement by providing shareholders a simple vote that indicates their position (by a yes or no vote) with respect to our executive compensation.

Our Board of Directors annually reviews and approves corporate and/or individual goals and objectives relevant to the compensation of our executive officers, evaluates performance in light of those goals and objectives, and determines compensation levels based on this evaluation. In determining any long-term incentive component of compensation, the Board will consider all such factors as it deems relevant, such as performance and relative shareholder return, the value of similar incentive awards at comparable companies and the awards granted in previous years. We also believe that both the Company and shareholders benefit from these compensation policies.

The Board recommends that shareholders approve, in an advisory vote, the following resolution:

“Resolved, that the shareholders approve the executive compensation of the Company, as described in this proxy statement, including the tabular disclosure regarding executive officers in this Proxy Statement.”

Because your vote is advisory, it will not be binding upon the Board. However, the Board will take into account the outcome of the vote when considering future executive compensation arrangements.

RECOMMENDATION

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ADVISORY PROPOSAL SET FORTH ABOVE.

PROPOSAL 3
RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee has appointed the firm of Crowe Horwath LLP to act as our independent registered public accounting firm and to audit our consolidated financial statements for the fiscal year ending December 31, 2016. This appointment will continue at the pleasure of the Audit Committee and is presented to the shareholders for ratification as a matter of good governance. In the event that this appointment is not ratified by our shareholders, the Audit Committee will consider that fact when it selects independent auditors for the following fiscal year.

Crowe Horwath LLP has served as our independent registered public accounting firm since the closing of the Merger on July 1, 2014, and one or more representatives of Crowe Horwath LLP will be present at the Annual Meeting. These representatives will be provided an opportunity to make a statement at the Annual Meeting if they desire to do so and will be available to respond to appropriate questions from shareholders.

Prior to July 1, 2014, BDO USA, LLP served as the Company’s independent registered public accounting firm. BDO USA, LLP was engaged on July 8, 2013.

The following table sets forth a summary of the fees billed or expected to be billed to the Company by (i) Crowe Horwath for professional services rendered for the year ended December 31, 2015 and (ii) Crowe Horwath and BDO USA, LLP for professional services rendered for the year ended December 31, 2014.

PRINCIPAL ACCOUNTING FIRM FEES

Aggregate fees billed to the company for the fiscal years ended December 31, 2015 and 2014 by the Company’s principal accounting firm are shown in the following table.

	Fiscal Year Ended December 31
	2015	2014
Audit Fees	$370,000	$533,000
Audit Related Fees	7,000	0
Tax Fees (1)	42,315	38,000
Other Fees	132,615	33,741
Total Fees	$551,930	604,471
____________________

(1)	Consists of tax filing and tax related compliance and other advisory services.

Required Vote

THE PROPOSAL TO RATIFY THE SELECTION OF CROWE HORWATH LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2015 FISCAL YEAR REQUIRES AN AFFIRMATIVE VOTE OF THE MAJORITY OF THE SHARES REPRESENTED IN PERSON OR BY PROXY AT THE ANNUAL MEETING AND ENTITLED TO VOTE ON THE PROPOSAL.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF CROWE HORWATH LLP AS THE COMPANY’S INDEPENDENT AUDITORS

SHAREHOLDER PROPOSALS

Proposals of shareholders to be included in the Company’s 2017 proxy material must be received by the secretary of the Company no later than December 26, 2016.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTS COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required by regulation of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file. The Company believes that all persons associated with the Company and subject to Section 16(a) have made all required filings on a timely basis for the fiscal year ended December 31, 2015, except for a late filing by director Frederick Fish, in connection with a purchase of shares of the Company’s common stock in December 2015.

OTHER MATTERS

The Board of Directors is not aware of any other matters which may come before the Annual Meeting. However, in the event such other matters come before the meeting, it is the intention of the persons named in the proxy to vote on any such matters in accordance with the recommendation of the Board of Directors.

Shareholders are urged to sign the enclosed proxy, which is solicited on behalf of the Board of Directors, and return it in the enclosed envelope.

CONNECTONE BANCORP, INC.
C/O BROADRIDGE
PO BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following:
	☐	☐	☐

1.	Election of Directors

	Nominees

01	Frank Sorrentino III	02	Frank W. Baier	03	Alexander A. Bol	04	Stephen Boswell	05	Frederick Fish
06	Frank Huttle III	07	Michael Kempner	08	Nicholas Minoia	09	Joseph Parisi Jr.	10	Harold Schechter
11	William A. Thompson

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain
2.	To approve a non-binding resolution approving the compensation of the Company’s executive officers.	☐	☐	☐
3.	To ratify the appointment of Crowe Horwath LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2016.	☐	☐	☐

NOTE: In their discretion, such other business as shall properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com.

CONNECTONE BANCORP, INC.
Revocable Proxy for
Annual Meeting of Shareholders
May 19, 2016
Solicited on behalf of the Board of Directors

The undersigned hereby appoints the board of directors of ConnectOne Bancorp, Inc. (the “Company”), and each of them to vote all of the shares of the Company standing in the undersigned’s name at the Annual Meeting of shareholders of the Company, to be held at 145 Dean Dr., Tenafly, NJ 07670 on May 19, 2016 at 8:15 am., and any adjournment thereof. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting.

This proxy will be voted as specified above. If no choice is specified, the proxy will be voted “FOR” Management’s nominees to the Board of Directors,“FOR” the adoption of the non-binding resolution approving the compensation of the Company’s executive management, and “FOR” ratification of the appointment of Crowe Horwath LLP as the Company’s independent registered public accountants.

Continued and to be signed on reverse side